UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 4
STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

[ ] Check this box if no longer subject to Section 16.
    Form 4 or Form 5 obligations may continue.

Filed pursuant to Section 16(e) of the Securities
And Exchange Act of 1934, Section 17(a) of the
Public Utility Holding Company Act of 1935 or Section
30(h) of the Investment Company Act of 1940

1. Name and Address of Reporting Person(s)
   GALLAGHER, SHAWN L.
   2250 Holcombe Blvd.
   Houston, Texas 77030

2. Issuer Name and Ticker or Trading Symbol
   INTROGEN THERAPEUTICS, INC. (INGN)

3. I.R.S. Identification Number of Reporting Person, if an entity (Voluntary)

4. Statement for Month/Day/Year
   12/27/2002

5. If Amendment, Date of Original (Month/Day/Year)

6. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   [ ] Director                   [ ] 10% Owner
   [X] Officer (give title below) [ ] Other (specify below)
       Vice President

7. Individual or Joint/Group Filing (Check Applicable Line)
   [X] Form filed by One Reporting Person
   [ ] Form filed by More than One Reporting Person

























Table I  (Part 1) Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned
--------------------------------------------------------------------------------

1)Title of Security   2)Trans-   2A)      3)Trans-     4)Securities
                      action     Deemed   action       Acquired (A)
                      Date       Execu-   Code         or Disposed
                      (Month/    tion                  of (D)
                      Day/       Date,
                      Year)      if any
                                 (Month/                     (A)
                                 Day/                        or
                                 Year)     Code  V    Amount (D)  Price
--------------------------------------------------------------------------------

Common Stock          12/27/02             P           14,400    A    $0.453

--------------------------------------------------------------------------------


Table I (Part 2)
-----------------------------------------
5)Amount of    6)Owner-   7) Nature
Securities     ship       of Indir-
Beneficial-    Form:      ect Bene-
ly Owned       Direct     ficial
Following      (D)or      Owner-
Reported       Indirect   ship
Transact-      (I)
ion(s)
----------------------------------------

26,138         D
----------------------------------------













Table II  (Part 1) Derivative Securities Acquired, Disposed of, or Beneficially Owned
(e.g., puts, calls, warrants, options, convertible securities)
--------------------------------------------------------------------------------

1)Title  2)Conver- 3)Trans- 3A)    4)Trans-   5)Number  6)Date Exer-
of       sion      action   Deemed action     of Deriv- cisable and
Deriv-   or Exer-  Date     Exe-   Code       ative     Expiration
ative    cise      (Month/  cution            Securi-   Date (Month/
Security Price of  Day/     Date,             ties Ac-  Day/Year)
         Deriv-    Year)    if any            quired
         ative              (Month/           (A) or
         Security           Day/              Disposed
                            Year)             of (D)
                                                        Date
                                                        Exer-      Expir-
                                                        cis-       ation
                                   Code V    (A)  (D)   able       Date
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

Table II (Part 2)
-----------------------------------------------------------

7)Title and      8)Price 9)Number  10) Owner- 11) Nature
Amount of        of      of deriv- ship Form  of Indir-
Underlying       Deriv-  ative     of Deriv-  ect Bene-
Securities       ative   Secur-    ative Sec- ficial
                 Secur-  ities     urity      Owner-
                 ity     Benefi-   Direct (D) ship
                         cially    or Indir-
                         Owned     ect (I)
       Amount            Follow-
       or                ing Re-
       Number            ported
       of                Trans-
Title  Shares            action(s)
------------------------------------------------------------

------------------------------------------------------------

Explanation of Responses:


SIGNATURE OF REPORTING PERSON
/s/ SHAWN L. GALLAGHER
------------------------------
SHAWN L. GALLAGHER
**Signature of Reporting Person

DATE 12/27/02

**Intentional misstatements or omissions of facts constitute Federal Criminal Violations.
See 18 U.S.C. 1001 and 15 U.S.C.78ff(a).

Note: File three copies of this Form,
one of which must be manually signed.
If space is insufficient, See Instruction 6 for procedure.